UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant       ☒                                                                                              Filed by a Party other than the Registrant       ☐

Check the appropriate box:

☐            Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐            Definitive Proxy Statement

☒           Definitive Additional Materials

☐            Soliciting Material Under Section 240.14a-12

QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required

☐            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐         Fee paid previously with preliminary materials.

☐            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

Investor Contact:
Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744

LEADING PROXY ADVISORY FIRM GLASS LEWIS REJECTS BKF’S ATTEMPT TO TAKE OVER QUALSTAR

QUALSTAR POSITIONED FOR PROFITABILITY AND INCREASED SHAREHOLDER VALUE

SIMI VALLEY, CA—June 13, 2012 Qualstar Corporation (QBAK) today announced that Glass Lewis & Co. ("Glass Lewis") rejected BKF's attempt to oust the current Qualstar Board, including its CEO, and replace it with the five dissident nominees put forth by BKF Capital Group, a firm led by Steven Bronson.

Qualstar issued the following statement:

Glass Lewis rejected all of the BKF Group's nominees by recommending that shareholders vote AGAINST BKF's effort to gain control of the board and the Company, by replacing all of our directors including our new CEO, Mr. Larry Firestone.  We believe Glass Lewis made the right decision in providing the board and the management team with the ability to continue the turnaround activities already underway that we believe will return the company to sustainable growth and profitability, maximizing value and returns for all shareholders.

Qualstar is implementing a growth strategy to enhance value for shareholders and disruption at the board level will only hinder the progress being made.  The company is implementing a strategy to increase growth and profitability in its power supply business, which has achieved steady growth over the past 8 years.  We expect that new product introductions in fiscal 2013 and beyond will continue that growth trend as our next-generation products secure new design wins.  The newly refreshed XLS and RLS tape library product lines with a new feature set are getting traction in the marketplace, and the lower margin legacy tape library products will be discontinued during fiscal 2013, setting up the library business for success.  Growth in our installed base opens opportunities for recurring revenues from maintenance and spare parts.  These top line growth opportunities along with a more streamlined cost structure will drive profitability and increased shareholder value.  When profitable, Qualstar has historically rewarded shareholders with either share repurchases or cash dividends.

In making its recommendation to reject the BKF Group's director nominees, Glass Lewis, in its June 12, 2012 report, cites its general belief that “…incumbent management…should be given the benefit of the doubt regarding its strategic decisions.”  Further, the proxy advisory firm states that it does “not believe it is in the best interests of shareholders to support BKF’s solicitation…”1

Qualstar's current directors have the critical industry knowledge, experience and expertise to oversee the execution of the company's turnaround strategy. With Qualstar positioned for future success, now is certainly not the time to make a change. The Qualstar Board urges shareholders to protect the value of their Qualstar investment by voting the WHITE proxy card AGAINST BKF’s proposal.

Qualstar's Special Meeting of Shareholders is scheduled for Wednesday, June 20, 2012 at  10:00 a.m., local time, at the company’s headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93603.  Shareholders of record as of May 23, 2012 will be entitled to vote at the Meeting.

1 Permission for quotations was neither sought nor obtained.

About Qualstar Corporation:

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com.